As filed with the Securities and Exchange Commission on May 2, 2019

Registration No. 333-167468

Registration No. 333-132950

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	88-0318078
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Clear Channel Outdoor Holdings, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

(Address of Registrant’s Principal Executive Office) (Zip Code)

iHeartCommunications, Inc. 401(k) Savings Plan, as amended and restated

(Full Title of the Plan)

Lynn A. Feldman

Clear Channel Outdoor Holdings, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

(210) 832-3700

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On April 3, 2006, Clear Channel Outdoor Holdings, Inc. (“Old CCOH”) filed a Registration Statement on Form S-8 (Registration No. 333-132950) and on June 11, 2010, Old CCOH filed a Registration Statement on Form S-8 (Registration No. 333-167468) (together, the “Registration Statements”) with the Securities and Exchange Commission to register shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and an indeterminate amount of interests to be offered pursuant to the iHeartCommunications, Inc. 401(k) Savings Plan, as amended and restated (the “Plan”).

On May 1, 2019, Clear Channel Outdoor Holdings, Inc. (formerly known as Clear Channel Holdings, Inc.) (the “Company”) consummated the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 27, 2019, by and between the Company and Old CCOH. Pursuant to the Merger Agreement, Old CCOH merged with and into the Company with the Company surviving the merger (the “Merger”) and changing its name to Clear Channel Outdoor Holdings, Inc., and shares of Class A Common Stock of Old CCOH (“Old CCOH Class A Common Stock”) (other than shares of Old CCOH Class A Common Stock held by the Company or any direct or indirect wholly-owned subsidiary of the Company) converted into an equal number of shares of common stock, par value $0.01 per share of the Company (“Common Stock”). In connection with the Merger, the portion of the Plan covering the Company’s employees became the Clear Channel Outdoor Holdings, Inc. 401(k) Savings Plan.

Following the Merger, the Plan no longer offers Common Stock as an investment option. In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment is being filed to deregister and remove any and all securities previously registered under the Registration Statements, including all plan interests, that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

The Registrant Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this the 2nd day of May, 2019.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Brian D. Coleman
Brian D. Coleman
Chief Financial Officer

No other person is required to sign this post-effective amendment to the Registration Statement on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the Plan) have duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City San Antonio, State of Texas, on this the 2nd day of May, 2019.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. 401(k) SAVINGS PLAN

By:	/s/ Kim Heintz
Kim Heintz